UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 13, 2012

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 13, 2012, CBL & Associates Limited Partnership (the “Operating Partnership”), the operating partnership of CBL & Associates Properties, Inc. (the “Company”), closed on an extension and modification of its $525.0 million and $520.0 million credit facilities. Both facilities were converted from secured to unsecured and the total capacity of each facility was increased to $600.0 million, for an aggregate capacity of $1.2 billion. Wells Fargo Bank, NA serves as administrative agent for the lender group of each facility. The Company has customary corporate and commercial banking relationships with several of the lenders as well as with the administrative agent.

The first $600.0 million facility will mature on November 13, 2015 with an option to extend the maturity date for one additional year to November 11, 2016 (subject to continued compliance with the terms of the facility). The second $600.0 million facility will mature on November 11, 2016 with an option to extend the maturity date for one additional year to November 10, 2017 (subject to continued compliance with the terms of the facility).

The interest rate on each facility was modified to bear interest at an annual rate equal to the one-month, three-month, or six-month London Interbank Offered Rate (“LIBOR”) (at the Operating Partnership's option) plus a spread of 155 to 210 basis points, depending on the Operating Partnership's leverage ratio. The Operating Partnership is required to pay an annual fee, to be paid quarterly, of either 0.25% or 0.35% based upon any unused commitment of each facility.

Each facility also provides that in the event the Operating Partnership obtains an investment grade rating, the Operating Partnership may make a one-time irrevocable election to use its credit rating to determine the interest rate on each facility. If the Operating Partnership were to make such an election for each facility, the interest rate on each facility will bear interest an annual rate equal to the one-month, three-month, or six-month LIBOR plus a spread of 100 to 175 basis points. Once the Operating Partnership elects to use its credit rating to determine the interest rate on each facility, it will begin to pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility and will no longer pay the annual fee based on any unused commitment, as described above.

The Operating Partnership paid aggregate fees of approximately $4.3 million in connection with the extension and modification of the credit facilities. The Operating Partnership must pay a one-time extension fee of 0.20% of the total of each credit facility commitment should it exercise its option to extend the maturity date of each facility.

Each of the credit facility agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset ratios, and maximum secured indebtedness ratios. The agreements to the credit facilities contain default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods). Any default (i) in the payment of any recourse indebtedness greater than or equal to $50.0 million, or any non-recourse indebtedness greater than or equal to $150.0 million or (ii) that results in the acceleration of the maturity of recourse indebtedness greater than or equal to $50.0 million, or any non-recourse indebtedness greater than or equal to $150.0 million, of the Company, the Operating Partnership and/or significant subsidiaries, as defined in the credit facilities, will constitute an event of default under the credit facility agreements. The credit facility agreements provide that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the credit facilities may be accelerated and the lenders' commitments may be terminated. The obligations of the Operating Partnership under each credit facility agreement also will be unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as set forth in the credit facility agreements.

At closing, the Operating Partnership used borrowings from the facilities to retire an unsecured term loan with an outstanding balance of $127.2 million that was scheduled to mature in November 2012.

The credit facility agreements will be filed as exhibits to the Company's periodic reports not later than the due date for the Form 10-K for the year ending December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: November 19, 2012